         communities in addition to same store information. Therefore, the company believes that the company's presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the company's consolidated statements of cash flows entitled "recurring capital expenditures" and "non-recurring capital expenditures."

         NET INCOME, FFO AND FAD EXCLUDING CERTAIN CHARGES - The company uses net income, FFO and FAD excluding one-time severance, proxy and impairment charges as operating measures. The company reports net income, FFO and FAD excluding certain one-time, non-cash charges as alternative financial measures of core operating performance. The company believes net income, FFO and FAD before one-time, non-cash charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such charges. The company further believes that one-time, non-cash charges of the nature incurred in 2003 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. In addition, the company believes the investment and analyst communities desire to understand the meaningful components of the company's performance and that these non-GAAP measures assist in providing such supplemental measures. The company believes that the most directly comparable GAAP financial measures to each of net income, FFO and FAD, excluding certain one-time, non-cash charges, is the line on the company's consolidated statements of operations entitled "net income (loss) available to common shareholders." The company computes dividend payout ratios using dividends declared during the quarter divided by FFO and FAD per diluted share, excluding certain one-time, non-cash charges in order to provide investors with alternate earnings measures to compare the relationship of FFO and FAD, excluding certain one-time, non-cash charges, to the company's quarterly dividends and distributions.

         DEBT STATISTICS AND DEBT RATIOS - The company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate (unadjusted and adjusted for joint venture partners' share of debt); (4) a ratio of consolidated debt to total assets; (5) a ratio of secured debt to total assets; (6) a ratio of total unencumbered assets to unsecured debt; and (7) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the company's debt agreements, including, among others, the company's revolving line of credit and the company's senior unsecured notes. In addition, the company presents these measures because the degree of leverage could affect the company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The company uses these measures internally as an indicator of liquidity and the company believes that these measures are also utilized by the investment and analyst communities to better understand the company's liquidity.

RECONCILIATIONS OF SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

TABLE 1


RECONCILIATION OF SAME STORE NET OPERATING INCOME (NOI) TO INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE EQUITY IN INCOME (LOSSES) OF UNCONSOLIDATED ENTITIES, GAINS ON PROPERTY SALES AND MINORITY INTEREST (Dollars in thousands)


                                                             THREE MONTHS ENDED                         NINE MONTHS ENDED
                                                --------------------------------------------     ------------------------------
                                                 SEPTEMBER 30,   SEPTEMBER 30,      JUNE 30,     SEPTEMBER 30,   SEPTEMBER 30,
                                                      2003            2002            2003            2003            2002
                                                 -------------   -------------     ---------     -------------   -------------
Total same store NOI                               $  35,247       $  37,483       $  34,851       $ 105,980       $ 113,376
Property NOI from other operating segments             6,763           5,452           6,798          19,424          13,771
                                                   ---------       ---------       ---------       ---------       ---------
Consolidated property NOI                             42,010          42,935          41,649         125,404         127,147
Add:
   Interest income                                       223             316             251             708           1,002
   Minority interest in consolidated property
    partnerships                                         677             537             348           1,359           1,480
Less:
   Depreciation                                      (21,553)        (19,311)        (20,247)        (62,097)        (55,637)
   Interest                                          (17,122)        (13,676)        (16,035)        (48,992)        (37,386)
   Amortization of deferred loan costs                (1,084)           (588)           (968)         (2,840)         (1,711)
   General and administrative                         (3,735)         (3,495)         (3,342)        (10,697)        (10,980)
   Other expenses                                       (277)             --              --            (844)           (136)
   Severance charges                                      --              --          (1,795)        (21,506)             --
   Proxy and related costs                                --              --          (5,231)         (5,231)             --
                                                   ---------       ---------       ---------       ---------       ---------
Income (loss) from continuing operations
  before equity in income (losses) of
  unconsolidated entities, gains on property
  sales and minority interest                      $    (861)      $   6,718       $  (5,370)      $ (24,736)      $  23,779
                                                   =========       =========       =========       =========       =========